UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF 1934

ROCK CREEK PHARMACEUTICALS, INC.
(Name of Issuer)

COMMON STOCK, $0.01 PAR VALUE PER SHARE
(Title of Class of Securities)

772081105
(CUSIP number)

PV Partners LP
3 Harbor Drive, Suite 213
Sausalito, CA 94965
415-272-9999
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 13, 2015
(Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

[ ] Rule 13d - 1(b)

[x] Rule 13d - 1(c)

[ ] Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1 934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)


CUSIP No. 772081105


1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON

	PV Partners LP
	01-0895351

-----------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)	 / /
                                                                (b)      / /

FILER CONSISTS OF PV PARTNERS LP AND SCOTT P PETERS RRA
-----------------------------------------------------------------------------
3	SEC USE ONLY
-----------------------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

  	United States of America
-----------------------------------------------------------------------------
NUMBER OF            5 	SOLE VOTING POWER
SHARES                  9,861,897
BENEFICIALLY         --------------------------------------------------------
OWNED BY             6	SHARED VOTING POWER
EACH                    -0-
REPORTING            --------------------------------------------------------
PERSON               7	SOLE DISPOSITIVE POWER
WITH                    9,861,897
                     --------------------------------------------------------
                     8	SHARED DISPOSITIVE POWER
                        -0-
-----------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,861,897
-----------------------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   	CERTAIN SHARES*	                                                 / /

-----------------------------------------------------------------------------
11 	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.11%
-----------------------------------------------------------------------------
12	TYPE OF REPORTING PERSON*

	PN


CUSIP No. 772081105


1	NAME OF REPORTING PERSON
	IRS IDENTIFICATION NO. OF ABOVE PERSON

	Scott P. Peters RRA

-----------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)	 / /
                                                                (b)      / /

FILER CONSISTS OF PV PARTNERS LP AND SCOTT P PETERS RRA
-----------------------------------------------------------------------------
3	SEC USE ONLY
-----------------------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

  	United States of America
-----------------------------------------------------------------------------
NUMBER OF            5 	SOLE VOTING POWER
SHARES                  859,796
BENEFICIALLY         --------------------------------------------------------
OWNED BY             6	SHARED VOTING POWER
EACH                    -0-
REPORTING            --------------------------------------------------------
PERSON               7	SOLE DISPOSITIVE POWER
WITH                    859,796
                     --------------------------------------------------------
                     8	SHARED DISPOSITIVE POWER
                        -0-
-----------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        859,796
-----------------------------------------------------------------------------
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
   	CERTAIN SHARES*	                                                 / /

-----------------------------------------------------------------------------
11 	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.45%
-----------------------------------------------------------------------------
12	TYPE OF REPORTING PERSON*

	IN




ITEM 1(a).	Name of Issuer:

		Rock Creek Pharmaceuticals, Inc.

Item 1(b).	Address of Issuer's Principal Office:

		2040 Whitfield Avenue
		Suite 300
		Sarasota, FL 34243
		United States


Item 2(a).	Name of Person Filing:

		PV Partners LP

Item 2(b).	Address of Principal Business Office or, if none, Residence:

		3 Harbor Drive, Suite 213
		Sausalito, CA 94965

Item 2(c).	Citizenship:

		USA

Item 2(d).	Title of Class of Securities:

		Common Stock, $0.01 par value per share

Item 2(e).	CUSIP Number:

		772081105


Item 3.		If this statement is filed pursuant to Rule 240.13d-1(b) or
		240.13d-2(b) or (c), check whether the person filing is a:

		(a)[ ] Broker or Dealer registered under Section 15 of the
			Act
		(b)[ ] Bank as defined in section 3(a)(6) of the Act
		(c)[ ] Insurance Company as defined in section 3(a)(19) of
			the Act
		(d)[ ] Investment Company registered under section 8 of
			the Investment Company Act of 1940
		(e)[ ] An Investment Adviser in accordance with Rule
			13d-1(b)(1)(ii)(E)
		(f)[ ] An Employee Benefit Plan or Endowment Fund in
			accordance with Rule 13d-1(b)(1)(ii)(F)
		(g)[ ] A Parent Holding Company or Control Person in
			accordance with Rule 13d-1(b)(ii)(G)
		(h)[ ] A Savings Association as defined in Section 3(b) of
			the Federal Deposit Insurance Act
		(i)[ ] A Church Plan that is excluded From the definition
			of an investment company under Section 3(c)(14)of the Investment Company Act of 1940
		(j)[ ] Group, in accordance with 13d-1(b)(1)(ii)(J)


Item 4.		Ownership:


	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount Beneficially Owned:

		10,721,693

	(b)	Percent of Class:

		5.56%

	This percentage is based on 192,997,235 shares of Common Stock issued and outstanding as of November 5, 2014, as reported in Form 10-Q filed with the Securities and Exchange Commission (the "Commission") on November 10, 2014.

	(c)	Number of shares to which each Reporting Person has:


		(i)	Sole power to vote or direct the vote:
			10,721,693

		(ii)	Shared power to vote or direct the vote:
			NONE

		(iii)	Sole power to dispose or to direct the
			disposition of:
			10,721,693

		(iv)	Shared power to dispose of or direct the
			disposition of:
			NONE


Item 5.		Ownership of Five Percent or Less of a Class:

		If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


Item 6.		Ownership of More than Five Percent on Behalf of Another
		Person:


Item 7.		Identification and Classification of the Subsidiary Which
		Acquired the Security Being Reported on By the Parent Holding
		Company:


Item 8.		Identification and Classification of Members of the Group:


Item 9.		Notice of Dissolution of Group:

		LAST FILED ON 4/10/2014, FORMERLY PART OF THE GROUP WITH FEEHAN PARTNERS, L.P., ROBERT W. SCANNELL, TRADEWINDS CAPITAL, L.P. TRADEWINDS INVESTMENT MANAGEMENT, L.P., TRADEWINDS INVESTMENT PARTNERS, LLC.

Item 10.	Certification:

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.


DATED: February 13, 2015


PV Partners LP

By: /s/ Scott P. Peters
Scott P. Peters, General Partner


Scott P. Peters RRA

By: /s/ Scott P. Peters
Scott P. Peters